Exhibit 99

Mobile PET Systems Inc. Announces Profitable Results for the Quarter Ended March 31, 2003; Company Achieves Record Revenues and Earnings

    SAN DIEGO--(BUSINESS WIRE)--May 1, 2003--Mobile PET Systems Inc. (OTCBB:MBPT), today announced the unaudited results for the company's third fiscal quarter, the three months ended March 31, 2003.
    The company reported revenues of $5,650,896 compared to revenues for the three month ended March 31, 2002 of $4,249,770, an increase of approximately 33.0%. Revenues for the nine months ended March 31, 2003 were $15,262,591, compared to revenues for the nine months ended March 31, 2002 of $11,519,484, an increase of approximately 32.5%.
    The company reported net income from continuing operations of $61,921 for the three months ended March 31, 2003, compared to a net loss from continuing operations of $(1,035,957) for the three months ended March 31, 2002. The company reported net income available to common shareholders for the three months ended March 31, 2003 of $61,921, compared to a net loss available to common shareholders of $(1,223,379) for the three months ended March 31, 2002. Including the sale of the London PET Centre in July 2002, the company reported a net gain available to common shareholders for the nine months ended March 31, 2003 of $1,059 compared to a net loss available to common shareholders of $(3,718,936) for the nine months ended March 31, 2002.
    "We reached a significant milestone by achieving profitability from continuing operations for the first time as we realized the full impact of the two mobile coaches that were added during the quarter," said Paul J. Crowe, president and CEO of Mobile PET. "The company is committed to continuing its revenue and earnings growth through strategic acquisitions of PET centers, expansion of our mobile fleet and by capturing higher reimbursement as we convert wholesale operations to retail models."
    Positron Emission Tomography (PET) is a medical imaging procedure that displays metabolic and functional characteristics of disease. Other conventional imaging procedures such as X-Ray, Computerized Axial Tomography (CT), Diagnostic Ultrasound, or Magnetic Resonance Imaging (MRI) systems provide physicians with anatomical information. Because diseases like cancer, cardiac and neurological disorders often exhibit altered metabolism before the anatomy is changed, PET helps physicians effectively detect and stage these problems at their earliest stages. That information helps define and guide appropriate treatment options, which can eliminate redundant testing, hospitalization, or non-beneficial therapies.

    About Mobile PET Systems Inc.

    Mobile PET Systems Inc. (www.mobilepet.com) is a leading service provider of Positron Emission Tomography (PET) imaging services in the United States. Our medical service business enables hospitals and healthcare professionals the ability to access and provide this advanced diagnostic imaging patient service efficiently. Mobile PET provides state-of-the-art PET imaging systems, which are integrated into mobile coaches or developed and operated as stationary PET facilities. We provide licensed technical personnel who operate the equipment and perform the PET imaging procedure, daily operations and logistical management. The company's clinical Web site, www.PETadvances.com, addresses questions about the various cancers and how molecular imaging can assist and benefit physicians and their patients.

    Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

    CONTACT: Mobile PET Systems Inc., San Diego
             Susan Kirk, 619/226-6738
             skirk@mobilepet.com
                  or
             Noonan Russo Presence
             Media and Investor Relations:
             Tom Baker, 858/587-5673
             tbaker@nrp-euro.com